Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Renegy Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144119) pertaining to the Renegy Holdings, Inc. 2007 Equity Incentive Plan and Catalytica Energy Systems, Inc. 1995 Stock Plan of our report dated June 27, 2007, with respect to the combined financial statements of Snowflake White Mountain Power, LLC; Renegy, LLC; and Renegy Trucking, LLC included in Amendment No. 1 to the Current Report (Form 8-K) of Renegy Holdings, Inc. dated October 1, 2007.

/s/ Ernst & Young, LLP

December 6, 2007
Phoenix, Arizona